Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan of Annaly Capital Management, Inc. of our reports dated February 13, 2020, with respect to the consolidated financial statements of Annaly Capital Management, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Annaly Capital Management, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 20, 2020